Exhibit 99.1

Hi-Tech Pharmacal Reports Financial Results for the Third Fiscal Quarter Ended January 31, 2007

AMITYVILLE, N.Y. - March 8, 2007 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter ended January 31, 2007.

For the three months ended January 31, 2007, the Company reported net sales of $18.0 million, a decrease of 21% from $22.9 million for the same period last year.

During the quarter ended January 31, 2007, net sales of generic pharmaceutical products were $13.8 million, a decrease of 28% compared to $19.2 million for the same fiscal 2006 period.

Sales for the Health Care Products division, which markets the Company’s OTC branded products, increased 16% to $3.4 million for the three months ended January 31, 2007, largely due to increased sales of the Zostrix® line of products and increased sales of Diabetic Tussin®, which included two new products.

Sales of branded prescription products totaled $0.7 million, essentially unchanged from the comparable quarter last year.

Cost of sales increased to $9.5 million, or 53% of net sales for the three months ended January 31, 2007 from $9.4 million, or 41% of net sales, for the three months ended January 31, 2006. The increase as a percentage of sales is due to decreased unit sales of higher margin products and pricing pressures which lowered margins on higher margin products. The Company adopted FAS 123(R) this year, and cost of sales includes $0.1 million of option related expense for the three month period ended January 31, 2007.

Research and product development costs for the periods ended January 31, 2007 increased $0.6 million to $1.3 million as compared to $0.7 million for the three month period ended January 31, 2006 as the Company increased expenditures on internal and external projects. Included in the January 31, 2007 period is $0.1 million of expense related to stock options.

Selling, general and administrative expense for the three month period ended January 31, 2007 was $6.5 million up $0.8 million from January 31, 2006. This was primarily the result of increased legal expenses and $0.5 million of expenses relating to stock options in the current period.

Net income decreased to $0.7 million from $4.9 million and fully diluted earnings per share decreased to $0.06 compared to $0.36 for the same fiscal quarter last year. The Company incurred a $0.4 million expense, or $0.03 per share, net of tax benefit, due to the adoption of FAS 123(R) this year.

David Seltzer, President and CEO, commented: “Our third quarter was challenging as we continued to face generic pricing pressure and increased competition on our leading generic product, sulfamethoxazole with trimethoprim. We introduced two new Rx products containing salicylic acid at the very end of the quarter and expect a positive contribution from these items in the current quarter. In addition we plan to introduce 3-4 new Rx items over the coming quarters.  Our branded products remain strong as we see positive growth from our two key brands, Diabetic Tussin® and Zostrix®.

While we are faced with these challenging times both in the industry and at Hi-Tech, we remain very optimistic about our future. We see tremendous opportunity ahead of us as our generic pipeline is more robust than ever. We are continuing to invest in our future, and we have every confidence that it will lead to future sales growth and profits.”

Hi-Tech currently has thirteen products awaiting approval at the FDA, targeting brand and generic sales of nearly $2.0 billion. In addition, Hi-Tech has twenty products in active development targeting brand sales of over $2.0 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

The Company’s management believes that net sales will decline 15% to 20% for fiscal year 2007 compared to the prior fiscal year. The Company’s ability to meet the forecast depends on such factors as the timing of new product launches, regulatory approvals, competition, legal proceedings and other market conditions.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Nine Months		Three Months
	01/31/07	01/31/06	01/31/07	01/31/06
Net sales	$45,564,000	$59,943,000	$17,985,000	$22,897,000
Cost of goods sold	25,758,000	26,588,000	9,514,000	9,390,000

Gross profit	19,806,000	33,355,000	8,471,000	13,507,000

Selling, general, administrative expenses	17,965,000	17,352,000	6,468,000	5,669,000
Research & product development costs	3,440,000	2,264,000	1,294,000	684,000
Contract research (income)	(48,000)	(27,000)	(16,000)	(27,000)
Interest expense	13,000	11,000	4,000	1,000
Interest (income) and other	(1,266,000)	(1,111,000)	(372,000)	(590,000)
Total	$20,104,000	$18,489,000	$7,378,000	$5,737,000

(Loss) Income before income taxes	(298,000)	14,866,000	1,093,000	7,770,000
(Benefit) Provision for income taxes	(474,000)	5,498,000	367,000	2,873,000

Net income	$176,000	$9,368,000	$726,000	$4,897,000

Basic net earnings per common share	$0.01	$0.79	$0.06	$0.41

Diluted net earnings per common share	$0.01	$0.70	$0.06	$0.36

We Weighted average shares outstanding:
Basic	12,015,000	11,867,000	11,777,000	12,031,000
Effect of potential common shares	772,000	1,483,000	853,000	1,553,000
Diluted	12,787,000	13,350,000	12,630,000	13,584,000